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                                  EXHIBIT 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Avant! Corporation



We consent to incorporation by reference in the registration statement on Form S-8 of Avant! Corporation of our reports dated January 24, 2000, relating to the consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related consolidated financial statement schedule, which reports appear in the December 31, 1999 Annual Report on Form 10-K of Avant! Corporation.


/s/ KPMG LLP
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April 14, 2000
Mountain View, California